Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – MARCH 17, 2011

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2011 third quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2011 third quarter investor conference call. The agenda for today’s call will include a discussion of our third quarter financial results. In addition, I will discuss market conditions and conclude with a review of our development plans.

Fiscal year 2011 has been a transition year for WPCS. This year, we have experienced unfavorable economic conditions that made markets more competitive causing lower gross margin contributions. In addition, as discussed in a previous call, three major projects, at two of our operation centers had cost overruns that negatively affected our financial performance. However, it is important to keep in mind that the year to date weaker financial results emanated primarily from only two of our ten operation centers. The other operation centers continue to perform well year to date. In fact, the eight other operations centers have generated $64.7 million in revenue and $3.8 million in EBITDA through the nine months ended January 31, 2011.

The positive news is that we have made significant strides in turning around the performance. Through the third quarter, we have contained the losses from these three major projects and have installed a new management team and procedures at these two operation centers in order to mitigate future risk. In the second quarter of fiscal year 2011, we reported an EBITDA loss net of any non-cash and one-time charges of $1.1 million. In the third quarter of fiscal year 2011, we have reported $428,000 in EBITDA loss net of any non-cash and one-time charges which equates to a reduction of $670,000 in EBITDA loss. Again, we continue to make progress in transitioning back to profitability.

In the third quarter, we expected an even better performance but we were adversely affected by the flooding in Australia. However, the future from a revenue perspective is very encouraging for WPCS due to the rebuilding that has commenced in Australia.

There is more positive news for WPCS. The economic conditions are improving and we are seeing more potential bid activity. In public services, fiscal stimulus funding is helping launch many new projects as evidenced by our recent press releases announcing new contract awards. The demand for advanced communications infrastructure in state and local municipalities for police, fire, emergency services, education and transportation continues to be a key driver.

Now, funding for these projects is becoming more and more available. In fact, state and local municipalities are finding ways to generate revenue and save expense through the implementation of new communications infrastructure by implementing advanced traffic violation systems and video surveillance in high crime areas to accommodate a budgetary reduction of police officers. WPCS can provide these solutions and with our extensive customer base of state and local municipalities, we see a prosperous year ahead.

In healthcare, hospitals continue to renovate and expand to accommodate the growing baby boomer population. Many of our new recent contract awards are in the healthcare market. Our renewable energy sector in solar and wind has also become bid active due to the recent increase in oil prices. WPCS maintains an extensive base of satisfied customers that continues to grow. This is the key for us in returning to the profitability and earnings level that we expect for our shareholders and employees.

As of the end of the third quarter, the company had approximately $32 million in backlog and a bid list of $171 million. However, since the end of the third quarter, the backlog has grown with the recent announcements of new contract awards including the Camden County Improvement Authority contract award for $13.7 million.

In regards to revenue, for the third quarter ended January 31, 2011, WPCS generated $23.4 million in revenue compared to $27 million for the same period one year ago. The decrease in year over year revenue is due to current project delays and delays in bid awards. Through the nine months of fiscal year 2011 ended January 31, 2011, WPCS generated $79 million in revenue compared to $76.6 million for the same period one year ago which represents a year over year increase of approximately 3%. The revenue segmentation for the nine months was approximately 28% wireless communication, 14% specialty construction and 58% electrical power.

For the third quarter ended January 31, 2011, WPCS generated an EBITDA loss of approximately $428,000 and a net loss of $3.5 million or $0.50 per diluted share which includes all non-cash and one-time charges. For the nine months ended January 31, 2011, WPCS generated an EBITDA loss of $1.3 million and a net loss of $9.8 million or $1.41 per diluted share which also includes all non-cash and one-time charges.

Due to the weaker financial results from one of our ten operations centers, in the second quarter, the company incurred an estimated non-cash goodwill impairment charge against its Suisun City Operation of $4.3 million. In the third quarter, a valuation for the Suisun City Operation goodwill impairment was concluded and the final impairment charge to date was $6.9 million in total.  Therefore, WPCS has incurred an additional non-cash goodwill impairment charge for the Suisun City Operation of $2.6 million for the third quarter.

I would like to emphasize that this goodwill charge is a non-cash charge and has no impact on our operations or cash flows. As of the end of the third quarter, the net tangible asset value of WPCS stands at $21.7 million or $3.13 per diluted share. The WPCS book value stands at $51.8 million or $7.44 per diluted share.

For the third quarter ended January 31, 2011, WPCS also incurred one-time charges of $205,000 that are associated with seeking strategic alternatives including the possible sale of the company. In addition, WPCS incurred non-cash charges of $42,000 related to the contingent earn out obligation for the Pride Group acquisition concluded in November 2009. Excluding the performance of the Suisun City Operation in the third quarter, as well as the one-time charges and non-cash charges, WPCS generated $203,000 in positive EBITDA for the third quarter.

Consolidated gross margin during the third quarter was 21% compared to 24% during the same period last year and compared to 18% in the previous quarter. The quarter over quarter improvement is certainly very encouraging. The company continues to focus on gross margin improvement. Overall, the generally lower margin contribution reflects additional cost overruns related to the two Suisun City Operation projects, as well as the continued competitive nature of project awards that were completed this past quarter. Again it is important to keep in mind that some operation centers are doing better from a gross margin perspective and as the economic environment improves, we should see higher margin contributions in the future.

For the third quarter, WPCS continues to maintain a healthy balance sheet with approximately $5.6 million in cash, $19.4 million in working capital and $6.7 million of credit line borrowings. Due to the year to date losses, certain financial covenants under our bank credit facility remain unattainable. Accordingly, the company is currently negotiating and expects to complete the terms of an amendment to the forbearance agreement with Bank of America not to demand payment on the line of credit balance until September 30, 2011. In the meantime, we will work towards establishing a new credit facility for the company. In any event, due to the strength of our balance sheet, the company expects to be able to finance our growth internally and meet our short term liquidity needs.

In regards to our strategic development, our focus is on profitable growth within our current operations. As most are aware, the company hired Lincoln International to explore strategic alternatives including the possible sale of the company. Although we cannot comment specifically on this process, we can state that this effort continues to progress. Within our fiduciary responsibilities, the company will inform the public of any developments at the appropriate time.

I would like to re-emphasize that in regards to a possible sale of the company, WPCS and its directors will consider any offers that are fair to our shareholders. WPCS is a valuable company. We have a leadership position in communications infrastructure, an exceptional customer base in high growth markets, an international presence, a healthy balance sheet and significant future earnings potential. Our company remains committed to building shareholder value in the short term and the long term.

 In conclusion, the management team will continue to focus on improving our financial performance and making sure that each operation center is positioned for earnings growth in the future. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2011 third quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 63665 # as the program identification number.

This will conclude the call.

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